Exhibit 1.3

CANADA

PROVINCE OF BRITISH COLUMBIA

NUMBER

272413

Province of British Columbia

Ministry of Finance and Corporate Relations

REGISTRAR OF COMPANIES

COMPANY ACT

CERTIFICATE

I HEREBY CERTIFY THAT

MAGNA VENTURES LTD.

HAS THIS DAY CHANGED ITS NAME TO THE NAME

CONSOLIDATED MAGNA VENTURES LTD.

GIVEN, UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA

THIS 9TH DAY OF AUGUST, 1990

DAVID W. BOYD

REGISTRAR OF COMPANIES